SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 9, 2006

IVIVI TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Charter)

New Jersey (State Or Other Jurisdiction Of Incorporation)	001-33088 (Commission File Number)	22-2956711 (IRS Employer Identification No.)

224-S Pegasus Avenue, Northvale, NJ 07647
(Address of Principal Executive Offices)(Zip Code)

(201) 784-8168
Registrant's Telephone Number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On November 9, 2006, Ivivi Technologies, Inc. (the “Company”) entered into an exclusive worldwide distribution agreement (the “Agreement”) with a wholly-owned subsidiary of Allergan, Inc. (“Allergan”), a global healthcare company that discovers, develops and commercializes pharmaceutical and medical device products in specialty markets. Pursuant to the Agreement, the Company granted Allergan’s subsidiary, Inamed Medical Products Corporation and its affiliates (“Inamed”) the exclusive worldwide right to market, sell and distribute certain of the Company’s products, including all improvements, line extensions and future generations thereof (collectively, the “Product”) in conjunction with any aesthetic or bariatric medical procedures (the “Field”) in the Marketing Territory (as defined therein). Under the Agreement, the Company also granted Inamed the right to rebrand the Product, with Inamed owning all rights to such brands developed by Inamed for such purpose.

Under the Agreement, the Company will receive an initial payment of $500,000 within five days of signing the Agreement and certain milestone payments of up to $1,000,000 in the aggregate upon the Product’s First Commercial Sale (as defined in the Agreement) in the United States and Europe. In addition, Inamed will purchase the Product from the Company at a pre-determined price and must meet certain minimum order requirements. Finally, the Company will receive royalty payments based on Inamed’s net sales and number of units sold of the Product, subject to certain annual minimum royalty payments to be determined by the parties.

The Agreement has an eight year initial term beginning at the Product’s First Commercial Sale. The initial term may be extended for two additional years without further payment at Inamed’s option. Inamed may also pay the Company a $2,000,000 extension fee and extend the term of the Agreement for up to eight additional years, for a total term of up to 18 years.

Inamed may only market, sell and distribute the Product under the Agreement in the “Marketing Territory,” which is generally defined in the Agreement as the United States and such other jurisdictions for which all requisite regulatory approval has been obtained. If the marketing, sale or distribution of the Product in a jurisdiction would infringe third-party intellectual property rights and likely result in a lawsuit against the Company or Inamed, Inamed could require the Company to use reasonable commercial efforts to obtain a license for, or redesign, the Product to be sold in that jurisdiction.

In the event the Company fails to supply Allergan or its subsidiaries certain minimum amounts of the Product and fails to procure alternate suppliers for such Products within certain timeframes, Inamed will have the right to use certain of the Company’s intellectual property and/or other proprietary information to manufacture the Product until such time as the Company demonstrates to Inamed’s reasonable satisfaction that it is fully able to resume its supply obligations. During such time as Inamed controls Product manufacturing, the Company’s royalty rate would be significantly reduced.

In the event Inamed is required to discontinue the marketing, sale or distribution of the Product in the United States and/or any country in the European Union because of problems with regulatory approvals and/or other reasons related to the Product, the Company will be required to repay Inamed portions of the milestone payments up to $1,000,000.

Inamed may terminate the Agreement by giving 90 to 180 days’ prior written notice to the Company. The Company may terminate the Agreement by giving 12 months’ prior written notice if Inamed fails to timely pay the Company minimum royalty amounts for any applicable year or fails to meet the minimum sales requirements set forth in the Agreement. A non-breaching party may terminate the Agreement following a material breach of the Agreement and the breaching party’s failure to cure such breach during the applicable cure period by giving the breaching party proper prior written notice. If the Company is in material breach, and fails to cure, Inamed may have the right to use certain of the Company’s intellectual property and/or other proprietary information to manufacture the Product. The Company’s royalty rate would subsequently be significantly reduced.

Neither party may assign or otherwise transfer its right and obligations under the Agreement, including upon a change of control of such party (as defined in the agreement), without the prior written consent of the other party, which consent shall not be unreasonably withheld, except that Inamed may assign its rights and obligations without the prior written consent of the Company to Inamed’s affiliates and upon a sale of all or substantially all of the assets or equity of the business entity, division or unit, as applicable, that markets, distributes or sells the Product.

The Agreement includes other terms and conditions, including provisions regarding regulatory responsibilities, audit rights, insurance, indemnification and confidentiality.

The description of the Agreement set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006, portions of which the Company intends to seek confidential treatment from the Securities and Exchange Commission. A copy of the Company’s press release, dated November 9, 2006, is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits
99.1 Press Release dated November 9, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

IVIVI TECHNOLOGIES, INC.

By:	/s/ David Saloff

Name:	David Saloff
Title:	President and Co-Chief Executive Officer

Date:  November 9, 2006